Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2019 Fourth Quarter and Full Year Conference Call. Today’s conference is being recorded. At this time, I would like to turn the call over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO fourth quarter and full year 2019 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

I would like to start by letting listeners know that as a consequence of the COVID-19 pandemic our office in San Jose, California is closed due to the stay at home order in place for California residents and our Little Rock, Arkansas office is closed where we instituted a work from home policy to protect our employees and their families from potential virus transmissions among co-workers.

We are also in the process of completing our audit for 2019 and the results announced for the fourth quarter and full year 2019 discussed today are preliminary, unaudited and subject to audit adjustment. While the audit of our year-end numbers is substantially complete and we are issuing the unaudited earnings discussed today, the finalization of our audit and related Form 10-K have been delayed due to the impact of COVID-19.

We are currently in the process of working with our auditors on a remote basis to complete our audit and our internal and external review of our Form 10-K, including a more detailed assessment of the impact of COVID-19 on our business. We anticipate taking advantage of regulatory relief provided by the Securities and Exchange Commission and taking an additional 45 days to file our Form 10-K and audited 2019 financial statements.

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

For the three months ended December 31, 2019, we delivered $18.2 million in Revenue, an increase of 32% sequentially and 7% year-over-year. For the full year, we delivered $61.5 million, down approximately 16% year-over-year. ValidClick and IntentKey Revenue in the fourth quarter was approximately $15.5M and $2.7M and for the full year, $53M and $8.5M respectively.

Full year results were impacted by two factors; firstly, we lost momentum within the ValidClick business during the roughly 8-month process associated with a merger that did not consummate and secondly, we let attrite certain publisher technology Revenue streams associated with the overall IntentKey re-engineering activity throughout 2018.

ValidClick’s year over year Revenue decline was roughly $11.2 million dollars while the attrition of publisher technologies was approximately $3.5 million dollars in the year. These

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

reductions were partially offset by the growth of the IntentKey in 2019. ValidClick revenue started to recover in the fourth quarter of 2019, delivering $15.5 million, an increase of approximately 4% over the same period in 2018.

Gross Profit in the fourth quarter and full year increased roughly 42% and decreased 11% respectively. Full year gross profit declines were principally associated with the year-over-year decline in ValidClick Revenues. Fourth quarter Gross Profit increase reflects the earlier comment related to ValidClick recovery in that quarter and the contributions from strong revenue and gross margins within the IntentKey.

Adjusted EBITDA in the fourth quarter was $47 thousand dollars, up from a loss of $1.2M in the year-over-year period. For the full year, Adjusted EBITDA was a loss of $2.3M compared to a loss of $1.4M year-over-year. We had $991 thousand dollars of cost associated with the terminated merger mentioned, the majority of which occurred in the first three quarters of 2019.

We had a number of things to be proud of in 2019, in spite of an overall revenue decline. The ValidClick strategy entering 2019 was to diversify its revenue with products that had both greater growth and margin potential. We believe we made strong progress here taking ValidClicks primary partner from approximately 72% of overall company revenue to 64% year-over-year. Looking forward, our mission with ValidClick is to improve gross margins ,net of traffic acquisition costs and capitalize where possible on growth opportunities that occur just-in-time.

The ValidClick business has many positive attributes, not the least of which is positive working capital with low receivables risks and because it serves the largest online marketing category spend, it can scale quickly when opportunities present themselves. We are currently pursuing a number of such opportunities in this first quarter and as a result had forecasted single digit growth within this business for 2020.

The IntentKey had a terrific year, delivering $8.5M in Revenue with the second half of the year up 62% over the first half of the year. We saw gross margins in the business rise from

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

10% in January of 2019 to 46% in December. Fourth quarter 2019 gross margins averaged about 42% and this has held up through Q1 2020 where we now expect year-over-year IntentKey Revenue to be up approximately 48%.

We now count among our client’s, industry leaders within insurance, automotive, healthcare entertainment and travel. The latter two industries having been recently added in Q1 2020. IntentKey performance and retention of clients has been strong across the board and we have increased our sales team from approximately 4 people in 2019 to a current count of 9.

We continue to perform well against the competition for new business in large part because we have proprietary marketing information produced by the IntentKey AI data platform and as disclosed in the November 2019 IntentCloud press release, because we can respond faster than the competition can when we encounter online audiences that are suited to our clients marketing objectives.

Prior to the recent Coronavirus outbreak, we had been forecasting modest growth within ValidClick and a doubling of the IntentKey business year-over-year. We had already messaged in July of 2019 that we had expected to burn roughly $150K per month on average through Q3 2020 when Income and Margins associated with the IntentKey overcame its operating costs on a run rate basis. We continue to manage to this overall objective with a break-even for the IntentKey occurring at approximately $3.5M in quarterly revenue.

Seasonally, Q1 is typically our weakest performing quarter and as such we are currently forecasting an Adjusted EBITDA loss. We will discuss later how we have been supplementing liquidity ahead of the unknown longer-term impacts associated with the Virus.

As recently as mid last week, we started to see some Virus-related activity among ValidClick suppliers and IntentKey clients. It is however still too early for us to predict with any certainty what will happen given this outcome depends in large part on how long it takes to eradicate the virus and how the governments stimulus programs flow into the economy.

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

In the case of the IntentKey, two marquee new clients signed in the quarter, one in the hotel business, the other in the airline business both paused campaigns that we had expected to deliver Revenue in Q1.

Thus far, we’ve had only one existing IntentKey client reduce their short-term budgets because of the Virus. Opposing these impacts, we have also seen a reduced cost of revenue associated with the Intentkey business following mandatory quarantines in CA and NY. We believe this is the result of people staying at home, which has increased the traffic to websites, which in turn has decreased the cost of advertising.

Overall, with March now almost completed, we are currently forecasting a modest reduction in our 2020 Q1 plan directly related to the Virus and as mentioned earlier do not have enough information yet to predict the longer-term impacts throughout 2020. We had planned for Q1 2020 to be roughly flat year-over-year.

Generally, in times of economic contraction, we would expect marketing budgets to decline. However, this current situation is unprecedented and as such we are taking a just-in-time approach to the management of our company.

With that said, we have been proactive with respect to our balance sheet. Last week, we closed roughly $688 thousand dollars’ worth of insider purchases of our stock. I personally purchased $111,000 dollars’ worth of that offering and every one of our board members participated.

We also recently announced a re-financing of our receivables credit facility which we believe should provide additional working capital throughout the year.

Like other companies in America right now, we are also exploring ways to trim operating expenses across the board while we wait to better determine the impact of the Virus on the economy. Concurrently, we have already started applying for local, state and federal programs that may or may not materialize based on current congressional processes.

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

Generally, in a sustained downturn, we might expect the IntentKey plan to be impacted more than the ValidClick plan in large part because the market ValidClick serves currently has greater advertiser diversity as a result of the three large clients we have in that business.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our fourth quarter and full year 2019.

As Rich mentioned, Inuvo reported revenue of $18.2 million for the quarter ended December 31, 2019 and $61.5 million for the full year 2019; this compares to $17 million reported in the fourth quarter of last year and $73.3 million reported in the full year 2018.

The revenue increase of approximately $1.2 million in the fourth quarter year-over-year was primarily due to IntentKey revenue growth and to a $0.5 million increase in the ValidClick business year over year, offset by the attrition of revenue associated with the supply side of our business which I will comment on next.

The revenue decrease of approximately $11.8 million in the full year 2019 was principally due to the ValidClick business whereas Rich mentioned earlier, we invested resources and capital throughout the first half of the year on integration planning associated with merging the company. The merger was terminated in June 2019. Additionally, ValidClick monetization was lower earlier in the year as a result of lesser quality advertising supply from our primary partner.

Further, we made and announced a decision last year to reduce emphasis on the Supply side of our business in favor of focusing IntentKey resources and capital on the Demand or

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

Advertiser side, where the IntentKey Data Platform reengineering in 2018 was designed to have its market advantage. This change resulted in a reduction of revenue in the current year fourth quarter of over $500 thousand compared to the same quarter last year and $3.5 million in the full year 2019 compared to last year.

Gross Margins increased in the fourth quarter to 70% compared to 53% in the same quarter last year due primarily to revenue mix, particularly due to higher ValidClick display revenue where we record its cost as marketing in operating expenses.

Overall Operating expenses are comprised of Marketing costs, Compensation, and Selling, general & administration expense. Operating expenses were $3 million higher in the fourth quarter of 2019 compared to the prior year; that is $14.1 million in the fourth quarter of this year versus $11.1 million in the same quarter last year.

Marketing costs are primarily traffic acquisition costs associated with ValidClick. Marketing costs were $3.3 million higher in the fourth quarter this year compared to the prior year due to higher ValidClick revenue. ValidClick revenue is generated predominately from ads served to web sites and therefore has a small cost of revenue associated with it as the expense is mostly marketing or traffic acquisition costs.

Compensation expense was $248 thousand higher in the fourth quarter this year compared to the prior year despite a lower payroll, due to higher stock-based compensation expense that accrued from modifications to outstanding restricted stock grants and to a reversal of accrued incentive pay in the fourth quarter of 2018. The full-time headcount at the end of December was 61 compared to 63 in the prior year.

Selling, general and administrative expense decreased $534 thousand in the fourth quarter this year compared to the prior year due primarily to expenses incurred in 2018 arising from the merger agreement which we terminated in June 2019.

Interest was $29 thousand of income in the fourth quarter of 2019 compared to $124 thousand of expense in the same quarter last year due primarily to the evaluation of the

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

amortization of the convertible note original issue discount and to the associated derivative, partially offset by higher borrowing rates in 2019.

We had Other Income of $92 thousand in the fourth quarter of this year due primarily to a settlement with a customer. Other income for the full year 2019 of $3.4 million was primarily due to the termination of the merger agreement in June 2019 and the resulting termination fee by cancelling a $1.1 million Note outstanding including interest that was due by November 2021. Additionally, the assets and customers of a business, initially valued at $1.6 million was transferred to INUVO. And finally, we were paid 50% of the $250,000 settlement of a class action suits filed as a result of the merger.

We subsequently had an independent third-party value the transferred business, which was assessed at $2.6 million. The value greater than that determined in the merger termination fee was credited to Other Income.

We reported a tax benefit of $334 thousand in the fourth quarter of 2019 primarily due to the change in the deferred tax liability

We reported net loss of $859 thousand or 2¢ per basic share.

Our balance sheet at December 31, 2019, had cash and cash equivalents of $373 thousand and outstanding bank debt of $3.4 million and notes of $537 thousand.
Subsequent to yearend;

•
In January, a convertible note holder converted $360,000 principal amount due into 1,200,000 shares of our common stock. After this conversion, $315,000 of the original principal amount was outstanding under all notes.

•
On March 12, 2020 Inuvo, Inc. we closed a Loan and Security Agreement with Hitachi Capital America Corp. Under the terms of the Agreement, Hitachi has provided us with a $5,000,000 line of credit. We can borrow (i) 90% of the aggregate Eligible Accounts Receivable, plus (i) the lesser of 75% of the aggregate Unbilled Accounts Receivable.

Inuvo, Inc. Fourth Quarter 2019 March 25, 2020

•	On March 20th we closed a private placement of common stock to the company’s directors receiving $688 thousand.

•	In March, we also closed an agreement for the use of our ValidClick platform for $1.5 million, of which $500 thousand was received

Now, I’d like to turn the call back too Rich for closing remarks.

Richard Howe (CEO) Closing Comments:
Thanks, Wally, operator I will turn it over to you for questions and answers.
Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.